Exhibit 99.1

Hoku Scientific, Inc. Reports Third Quarter 2007 Results

Highlights:

• Hoku announces major polysilicon sales contract with SANYO Electric Co., Ltd.

• Hoku announces polysilicon sales non-binding MOU from Solar-Fabrik AG

• Hoku announces plans to locate its polysilicon facility in the City of Pocatello, Idaho

• Hoku announces contract for polysilicon reactors

• Hoku secures $2.8 million in solar cells

• Hoku announces agreement to purchase photovoltaic module equipment

• Hoku demonstration of fuel cell power plants with the U.S. Navy on track

KAPOLEI, Hawaii – January 23, 2007 – Hoku Scientific, Inc. (NASDAQ: HOKU), a materials science company focused on clean energy technologies, today announced its financial results for its third quarter ended December 31, 2006 and provided a general update on its business.

Revenue for the quarter ended December 31, 2006 was $1.1 million compared to $1.7 million for the same quarter in 2005. Revenue for the nine months ended December 31, 2006 and 2005 was $4.2 million. Total deferred revenue was $1.7 million at December 31, 2006 compared to $4.0 million at March 31, 2006. As of December 31, 2006, deferred revenue was attributable to the contract with the U.S. Navy. As of March 31, 2006, deferred revenue was primarily attributable to contracts with Nissan and the U.S. Navy of $1.7 million and $2.1 million, respectively. The deferred revenue is not due to a back log of orders rather it is a result of customer prepayments and the Company’s revenue recognition policy.

Net loss, computed in accordance with U.S. generally accepted accounting principles, or GAAP, for the quarter ended December 31, 2006 was $1.3 million, or $0.08 per diluted share, compared to GAAP net income of $202,000, or $0.01 per diluted share, for the same quarter in 2005. Net loss, computed in accordance with GAAP for the nine months ended December 31, 2006 was $635,000, or $0.04 per diluted share, compared to GAAP net income of $836,000, or $0.06 per diluted share, for the same nine months in 2005.

Non-GAAP net loss for the quarter ended December 31, 2006 was $1.0 million or $0.06 per diluted share, compared to non-GAAP net income of $447,000, or $0.03 per diluted share, for the same quarter in 2005. Non-GAAP net income for the quarters ended December 31, 2006 and 2005 excludes non-cash stock-based compensation of $212,000 and $245,000, respectively. Non-GAAP net income for the nine months ended December 31, 2006 was $0, or $0.00 per diluted share, compared to non-GAAP net income of $1.6 million, or $0.11 per diluted share, for the nine months ended December 31, 2005. Non-GAAP net income for the nine months ended December 31, 2006 and 2005 excludes non-cash stock-based compensation of $635,000 and $773,000, respectively. The accompanying schedules provide a reconciliation of net income and net income per share computed on a GAAP basis to net income and net income per share computed on a non-GAAP basis.

Dustin Shindo, chairman, president and chief executive officer of Hoku Scientific, said, “We are very pleased with our progress in our solar and polysilicon businesses over the past several months and with the performance of our Hoku MEA in our on-going demonstration for the U.S. Navy. The most exciting news is the signing of our polysilicon supply agreement with SANYO that we announced last week. SANYO is one of the top 5 producers of solar cells in the world, and this agreement, of up to approximately $370 million, validates our emergence as a new player in the polysilicon and solar industries. In addition to SANYO, in December 2006, we announced that we had signed a non-binding memorandum of understanding with Solar-Fabrik. We are continuing our negotiations with Solar-Fabrik and other leading players in the global solar industry to sign polysilicon supply agreements.

“Our agreement with SANYO provides for prepayments to be made as we achieve certain milestones in the construction and operation of our polysilicon production plant. We believe that this agreement and the other supply agreements that are still under negotiation, if ultimately signed, will allow us to raise the debt capital required to complete the construction of our polysilicon plant in late 2008 as planned.

“We are also pleased with the progress we have made towards the construction of our polysilicon facility. In our previous earnings call we announced CH2M Hill Lockwood Greene as our engineering, procurement, construction management firm for this plant, and in January 2007, we contracted with Graeber Engineering Consultants GmbH, and MSA Apparatus Construction for Chemical Equipment Ltd., for the purchase and sale of hydrogen reduction reactors and hydrogenation reactors used in the production of polysilicon, and related engineering and installation services. This is an important step towards our ability to deliver polysilicon in the first half of calendar year 2009 as the contract provides for the delivery of reactors designed to produce 1,500 metric tons of polysilicon within 15 months after we pay an initial deposit. We are extremely impressed with GEC and MSA’s reputation in the polysilicon industry, and are confident in their ability to execute.

“Significant steps have also been made in our Hoku Solar business. We have secured $2.8 million in solar cells and have signed an agreement to purchase photovoltaic module manufacturing equipment. We are actively marketing the installation of our modules in Hawaii and we expect to generate revenue from module installations in the first half of calendar year 2007.

“In regards to our fuel cell business, we continue to successfully demonstrate our Hoku MEA for the U.S. Navy in IdaTech’s fuel cell systems and have not seen any unrecoverable failure of Hoku MEA during this demonstration. We believe that this demonstration validates the strength of our hydrocarbon-based MEA technology; however, as we have reported in our previous earnings call, there is uncertainty in the timing of significant revenue growth in the fuel cell industry and due to the lack of visibility of future revenue streams, we wrote down the value of most of our capital equipment and inventory used in the Company’s fuel cell business. This write down, which we reported in December, was the primary driver of our net loss for the quarter.

“On a somber note, we mourn the loss of Board Member Lloyd Fujie who passed away in December. We are grateful for his dedication, service and leadership contribution. We have since been fortunate enough to fill the vacancy on our Board with Dean K. Hirata as a Board Member and Audit Committee Chair. Mr. Hirata is the Vice Chairman and Chief Financial Officer of Central Pacific Financial Corp., the holding company of Central Pacific Bank.”

Business Update

•	Hoku Fuel Cells: The Company continues its demonstration of ten stationary fuel cell systems at Pearl Harbor, which began in June 2006. Each fuel cell system was manufactured by IdaTech LLC and incorporates Hoku MEA. These ten systems are being field tested by the Company for the U.S. Navy over a twelve-month period. As of December 31, 2006, the fuel cell systems continue to simulate real-world back-up power applications and the Company has not seen any unrecoverable failure of Hoku MEA during this demonstration. The aggregate amount of the contract is $4.5 million of which $1.7 million has been classified as deferred revenue as of December 31, 2006. In accordance with the Company’s revenue recognition policy, all payments received have been classified as deferred revenue until the twelve-month field test began; thereafter, all payments received, plus the payments to be made for the future field service and maintenance, will be recognized incrementally as revenue in monthly installments over the twelve-month field test period beginning when the field test commenced for each of the ten fuel cell systems. As of December 31, 2006 the Company has received $3.3 million in payments from the U.S. Navy. The Company began recognizing revenue in June 2006 and recognized $2.1 million in revenue during the nine months ended December 31, 2006. The Company expects that the contract will be completed by August 2007.

The Company has scaled back its expenditures and investments in its fuel cell business, and intends to focus increasingly on its polysilicon and solar businesses. In December 2006, the Company recorded an aggregate write down of capital equipment and inventory used in the Company’s fuel cell business of $729,000 and $56,000, respectively. In addition, the Company executed a reduction-in-force in the fuel cell business; however, the charges related to the reduction-in-force were not material.

•	Hoku Solar: In October 2006, the Company executed an agreement with Spire Corporation, a U.S. solar equipment manufacturer, for the purchase of photovoltaic module equipment and technical support for approximately $2.0 million. The equipment will enable the Company to manufacture up to 15 megawatts of photovoltaic modules each year and is scheduled to be delivered in the first half of calendar year 2007. The Company will initially install the equipment in its facility in Hawaii.

In October 2006, the Company executed a contract to purchase solar cells manufactured in Taiwan from E-Ton Solar Tech Co., Ltd. for approximately $2.8 million. The Company received the final shipment of these cells in December 2006. The Company plans to use the cells in its initial module product release, which the Company may manufacture using the equipment purchased from Spire Corporation, or by outsourcing to a third party original equipment manufacturer. The Company expects to begin generating sales from solar module installation in the first half of calendar year 2007.

•	Hoku Materials: To ensure an adequate supply of polysilicon for Hoku Solar’s cells and modules, the Company formed the Hoku Materials division to manufacture this key material for consumption by Hoku Solar and for sale to the larger solar market. In January 2007 the Company officially announced its selection of the City of Pocatello, Idaho as the planned location for Hoku Materials, where the Company plans to build and equip a polysilicon production facility capable of producing 2,000 metric tons of polysilicon per year. The Company had originally planned to build a plant with annual capacity of 1,500 metric tons; however, due to increased demand from customers, the Company has increased the planned plant capacity to 2,000 metric tons per year. The Company anticipates the availability of polysilicon beginning in the first half of calendar year 2009.

In August 2006, the Company awarded a contract to CH2M HILL Lockwood Greene to provide engineering and related services for its planned polysilicon production plant. The contract’s initial value is approximately $255,000; however, the Company expects to require additional services from CH2M HILL Lockwood Greene to complete the design and construction of its planned polysilicon production plant.

In December 2006, the Company signed a non-binding Memorandum of Understanding, or MOU, with Solar-Fabrik AG for the supply of solar grade polysilicon. The Company would supply polysilicon chunks to Solar-Fabrik AG over a fixed number of years at pre-determined pricing on a non-cancelable order. If an agreement between the parties is reached on the terms presently contemplated by the MOU, planned sales of polysilicon are expected to generate between $120 and $140 million in revenue for the Company over a several-year period commencing in approximately two years. The Company is currently in on-going negotiations with Solar-Fabrik to finalize the terms of the contract including pricing, volume and other terms which could result in an increase in revenue over what is currently contemplated in the MOU.

In January 2007, the Company signed a definitive contract with SANYO Electric Company, Ltd., or SANYO, for the sale and delivery of polysilicon to SANYO over a seven-year period beginning in January 2009. Under the contract, up to approximately $370 million may be payable to the Company during the seven-year period, subject to the achievement of milestones, the acceptance of product deliveries and other conditions. The contract provides for the delivery of predetermined volumes of polysilicon each month and each year at set prices from January 2009 through December 2015. The contract also provides for an initial direct deposit of $2 million to the Company upon signing and requires that SANYO place approximately 30% of the total purchase amount in an escrow account with Bank of Hawaii. Under the agreement, the escrowed funds are to be released to the Company in installments, subject to the Company’s successful achievement of certain polysilicon quality and production volume milestones and other conditions.

In January 2007, the Company entered into a contract with Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd. for the purchase and sale of hydrogen reduction reactors and hydrogenation reactors for the production of polysilicon, and related engineering and installation services. Under the contract, the Company will pay up to a total of 15.7 million Euros for the reactors that are designed and engineered to produce approximately 1,500 metric tons of polysilicon per year; however, the Company has the option to purchase additional reactors to enable the production of an additional 500 metric tons of polysilicon per year for an additional 5.2 million Euros. The Company is required to make an initial deposit equal to 15% of the applicable purchase price within six months of signing the contract and open a letter of credit equal to 65% of the applicable purchase price within a similar timeframe. Prior to payment of the initial deposit, the Company may elect not to purchase the hydrogenation reactors, in which case the purchase price shall be reduced. The contract provides for the delivery of the reactors within 15 months after the Company pays the initial deposit and, if the Company exercises its option to purchase the additional reactors to produce an additional 500 metric tons of polysilicon per year, then such additional reactors shall be delivered within three months thereafter. The term of the contract extends until the end of the first month after the expiration date of the warranty period, but may be terminated earlier under certain circumstances.

The total cost to build the polysilicon plant is expected to be $260 million. The Company plans to fund the construction costs through approximately $130 million in debt capital, and customer pre-payments. If the Company does not raise the required financing and secure the necessary customer prepayments by July 17, 2007 to procure the polysilicon facility and the equipment necessary to manufacture 1,500 metric tons of product annually, or is unable to manufacture sufficient product at its planned facility by March

31, 2009, or is unable to meet the monthly product shipment minimums beginning in March 2009 or the annual product shipment minimums or is otherwise unable to successfully complete the polysilicon quality, production volume and process implementation tests within the timeframes proscribed under the agreement with SANYO, then the Company would be required to return all funds received from SANYO, the funds placed in escrow by SANYO would be returned to SANYO, offset by any products shipped under the agreement to SANYO in excess of the contractual minimum, and the Company’s ability to implement its business plan would be materially and adversely affected.

Forward Guidance

The Company’s policy when it reports quarterly financial results is only to provide top line revenue and net income or loss guidance for the next fiscal quarter. Fluctuations in quarterly revenue are expected to continue in future periods due to uncertainty regarding the level and the timing of revenue from customer contracts, the achievement of contract milestones and increases in product orders. Based on its current outlook, the Company expects revenue for the fourth quarter ending March 31, 2007 to be in the range of $1.0 to $1.2 million. In addition, the Company expects that it will need to increase its efforts in growing its customer base and in executing on its plans to enter the polysilicon and solar module markets. The result is that the Company expects its costs to increase significantly. Based upon projections, the Company expects to report a loss to break even results for the fourth quarter ending March 31, 2007. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Conference Call Information

Hoku Scientific has scheduled a conference call for after the market closes on Tuesday, January 23, 2007 at 5:00 p.m., Eastern Time, to discuss its results for the quarter ended December 31, 2006. All interested parties are invited to call-in. To participate, please call (913) 981-4911. A live webcast can also be accessed by going directly to the Company’s web site at www.hokuscientific.com and electing the conference call link on the home page. A playback of the webcast will be available on the Company’s website until the Company’s conference call to discuss its financial results for its fourth quarter and fiscal year 2007.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a clean energy technologies company that develops and manufactures fuel cell membranes and membrane electrode assemblies (MEA) for stationary (including residential and back-up power applications) and automotive proton exchange membrane (PEM) fuel cells. The Company is currently expanding its business to manufacture solar modules and polysilicon for the solar market. For more information visit www.hokuscientific.com.

Hoku, Hoku Membrane, Hoku MEA, Hoku Fuel Cells, Hoku Materials, Hoku Solar and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

Contacts:

Darryl Nakamoto

Chief Financial Officer

Hoku Scientific, Inc.

(808) 682-7800

ir@hokusci.com

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to the Company’s expectations regarding the U.S. Navy field trials; the performance of the Company’s Hoku MEA in such trials and in general; the Company’s relationships with the U.S. Navy and IdaTech; the Company’s future performance with respect to the U.S. Navy contract; expectations with respect to the Company’s fuel cell manufacturing capabilities; the potential size and growth of the fuel cell and MEA markets in general and the Company’s revenues in particular; the Company’s expectations regarding the market acceptance of the Company’s products; the Company’s future financial performance; the Company’s business strategy and plans; objectives of management for future operations; the Company’s ability to successfully raise sufficient funds to establish manufacturing facilities for solar modules and polysilicon, including the installation of the equipment from Spire Corporation, Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd., in general and to comply with the Company’s obligations under the Company’s agreement with SANYO; Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd.’s ability to meet the delivery schedules in their agreements with the Company; the Company’s ability to license any necessary intellectual property rights to enter the polysilicon business; the Company’s selection of the City of Pocatello, Idaho as its location for its planned polysilicon facility; the Company’s ability to sign additional agreements for the sale of polysilicon and to obtain customer prepayments, including, but not limited to, the Company’s ability to enter into a definitive agreement for polysilicon with Solar-Fabrik AG; the Company’s ability to manufacture solar modules and polysilicon; the Company’s ability to manufacture the quantity and quality of polysilicon for its customers; the Company’s ability to meet the quality, quantity and timing requirements under its supply agreement with SANYO; the schedule for production and sale of solar modules in the first half of calendar year 2007; the performance and durability of Hoku Scientific’s solar modules; the quality of polysilicon to be manufactured by Hoku Scientific; Hoku Scientific’s costs to manufacture solar modules and polysilicon, and its ability to offer pricing that is competitive with competing products; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in the Company’s filings with the Securities and Exchange Commission. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

To supplement Hoku Scientific’s financial statements presented on a GAAP basis, the Company uses non-GAAP measures of net income and net income per share, which are each adjusted to exclude expenses relating to non-cash stock-based compensation, which the Company believes is appropriate to enhance an overall understanding of its past financial performance and its future prospects. As the Company uses SFAS

No. 123(R) to calculate its non-cash stock-based compensation expense, it believes that it is useful to investors to understand how the expenses associated with the application of SFAS No. 123(R) are reflected on its statements of operations. The Company further believes that where the adjustments used in calculating non-GAAP net income and non-GAAP net income per share are based on specific, identified charges that impact different line items in the statements of operations (including cost of service and license revenue, research and development, sales, general and administrative expense), that it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments. For its internal budgets and forecasting, the Company uses financial statements that do not include non-cash stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP. Whenever the Company uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

HOKU SCIENTIFIC, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Nine months Ended December 31,
	2006	2005	2006	2005
Service and license revenue	$1,136	$1,727	$4,232	$4,166
Cost of service and license revenue(1)	978	349	2,254	713

Gross margin	158	1,378	$1,978	$3,453

Operating expenses:
Selling, general and administrative(1)	645	983	2,073	1,972
Research and development(1)	1,038	418	1,566	1,107

Total operating expenses	1,683	1,401	3,629	3,079

Income (loss) from operations	(1,525)	(23)	(1,661)	374
Interest and other income	255	196	798	324

Income (loss) before income tax benefit	(1,270)	173	(863)	698
Income tax benefit	19	29	228	138

Net income (loss)	$(1,251)	$202	$(635)	$836

Basic net income (loss) per share	$(0.08)	$0.01	$(0.04)	$0.07

Diluted net income (loss) per share	$(0.08)	$0.01	$(0.04)	$0.06

Shares used in computing basic net income (loss) per share	16,468,550	16,326,429	16,442,379	11,912,171

Shares used in computing diluted net income (loss) per share	16,468,550	16,689,548	16,442,379	14,910,593

(1) Includes stock-based compensation as follows:
Cost of service and license revenue	$28	$14	$73	$26
Selling, general and administrative	141	198	465	626
Research and development	43	33	97	121

Total	$212	$245	$635	$773

HOKU SCIENTIFIC, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2006 (unaudited)	March 31, 2006
Assets
Cash and cash equivalents	$225	$166
Short-term investments	17,615	22,522
Accounts receivable	511	250
Inventory	2,774	182
Costs of uncompleted contracts	1,505	2,029
Equipment held for sale	278	—
Other current assets	1,414	578

Total current assets	24,322	25,727
Property, plant and equipment, net	5,537	6,355
Other assets	—	1

Total assets	$29,859	$32,083

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$131	$495
Deferred revenue	1,719	3,989
Other current liabilities	608	207

Total current liabilities	2,458	4,691

Total liabilities	2,458	4,691

Stockholders’ equity:
Common stock, $0.001 par value as of December 31, 2006 and March 31, 2006, respectively. Authorized 100,000,000 shares as of December 31, 2006 and March 31, 2006, respectively; issued and outstanding 16,491,233 and 16,432,655 shares as of December 31, 2006 and March 31, 2006, respectively.	16	16
Additional paid-in capital	33,183	32,555
Accumulated deficit	(5,797)	(5,162)
Accumulated other comprehensive loss	(1)	(17)

Total stockholders’ equity	27,401	27,392

Total liabilities and stockholders’ equity	$29,859	$32,083

HOKU SCIENTIFIC, INC.

Reconciliation from GAAP Net Income (Loss) and GAAP Net Income (Loss) per share to Non-GAAP Net Income (Loss) and

Non-GAAP Net Income (Loss) per share

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Nine months Ended December 31,
	2006	2005	2006	2005
GAAP net income (loss)	$(1,251)	$202	$(635)	$836

Stock compensation expense	212	245	635	773

Non-GAAP net income (loss)	$(1,039)	$447	$—	$1,609

GAAP basic net income (loss) per share	$(0.08)	$0.01	$(0.04)	$0.07

Basic stock compensation expense per share	0.02	0.02	0.04	0.07

Non-GAAP basic net income(loss) per share	$(0.06)	$0.03	$—	$0.14

GAAP diluted net income (loss) per share	$(0.08)	$0.01	$(0.04)	$0.06

Diluted stock compensation expense per share	0.02	0.02	0.04	0.05

Non-GAAP diluted net income (loss) per share	$(0.06)	$0.03	$—	$0.11